UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2013

Unique Underwriters, Inc.

(Exact Name of Registrant as Specified in Charter)

Texas	333-172850	27-0631947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13601 Preston Road, Suite 317 East Tower, Dallas, Texas 75240

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 281-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 28, 2013 Unique Underwriters, Inc. (the “Company”) issued an 8% convertible note in the principal amount of $47,500 (the "Note") to an Accredited Investor (the “Lender"). The Note was funded on or about September 3, 2013.

The Note bears interest at the rate of 8% per annum.  All interest and principal must be repaid on May 30, 2014.  The Note is convertible any time during the period beginning on the date which is one hundred eighty (180) days following the date of the Note into common stock of the Company, at the Lender’s option, at a 58% discount to the average of the three lowest closing bid prices of the common stock during the 10 Trading Day period prior to conversion as Trading Day is defined in the Note.  In the event the Company prepays the Note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by 140% if prepaid 121 days following the Issue Date through 180 days following the Issue Date and (vi) 150% if prepaid 151 days following the closing through 180 days following the Issue Date.  After the expiration of 180 days following the date of the Note, the Company has no right of prepayment.

The Lender has agreed to restrict its ability to convert the Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.   The total net proceeds the Company received was $47,500 less attorney’s fees of $2,500.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNIQUE UNDERWRITERS, INC.

Date: September 3, 2013	By:	/s/ Samuel Wolfe
Name: Samuel Wolfe
Title: Chief Executive Officer